Exhibit 99.1

For Immediate Release NR 10-0201
Press Release	Contact: Paul Gennaro SVP & Chief Communications Officer 212.973.3167 Paul.Gennaro@aecom.com

AECOM reports 40 cents EPS, backlog of $10.0 billion for first quarter of fiscal year 2010

•                  First-quarter diluted earnings per-share of 40 cents, up 5% from the same period last year.

•                  Net income for first quarter increased 12% year over year to $46 million.

•                  Revenue, net of other direct costs, for the first quarter increased 8% year over year to $1.0 billion.

•                  Revenue for first quarter increased 2% year over year to $1.5 billion.

•                  Backlog at December 31, 2009, increased 11% year over year to $10.0 billion.

LOS ANGELES (Feb. 9, 2010) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the first quarter of fiscal year 2010, which ended Dec. 31, 2009.

AECOM reported net income of $46 million for the first quarter, or diluted earnings per share (EPS) of 40 cents.  These results represent an increase of 12% over net income of $41 million — and an increase of 5% over diluted EPS of 38 cents — for the same period last year.

Operating income for the first quarter decreased 5% year over year to $65 million due to $8.2 million of one-time charges associated with a severance charge in the United Kingdom and marketing and branding expenses related to AECOM’s first-quarter global brand launch. These are non-recurring charges and AECOM remains on track to achieve its 20-basis-point annual EBITDA margin improvement in fiscal year 2010.

First-quarter revenue increased to $1.5 billion, 2% higher than the first quarter of fiscal year 2009.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.

AECOM’s first-quarter revenue, net of other direct costs, increased to $1.0 billion, 8% higher than the same period last year.

—more—

“AECOM saw continued strength across its markets in the first quarter,” said John M. Dionisio, AECOM president and chief executive officer.  “Our operations in North America, Asia, Australia and the Middle East were particularly solid, as was our U.S. Federal Government business, where we are pursuing nearly $15 billion of new work.”

“AECOM’s diversified business model and its strength in key end markets, such as transportation and facilities, have positioned us to capitalize on stimulus-related opportunities in 2010 and beyond,” noted Dionisio.

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the first quarter of fiscal year 2010, the PTS segment reported revenue of $1.20 billion and operating income of $74 million, compared to revenue of $1.23 billion and operating income of $76 million for the same period during fiscal year 2009.  This represents a 2% decrease in revenue and a 3% decrease in operating income year over year.  PTS revenue, net of other direct costs, increased 4% year over year to $884 million.

Management Support Services

The MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the first quarter of fiscal year 2010, the MSS segment reported revenue of $276 million and operating income of $13 million, compared to revenue of $223 million and operating income of $10 million for the same period during fiscal year 2009.  This represents a 24% increase in revenue and a 34% increase in operating income year over year.  MSS revenue, net of other direct costs, increased 82% year over year to $78 million.

Backlog

AECOM announced backlog totaling $10.0 billion at Dec. 31, 2009, an 11% increase year over year.

“During the first quarter of 2010, we continued to successfully execute our growth strategy across our end markets and geographies,” said Michael S. Burke, AECOM executive vice president and chief financial officer.  “We are seeing encouraging trends, including more than $750 million in wins in the month of January alone.  These wins position AECOM for continued growth in our global end markets.”

Balance Sheet

AECOM has a strong balance sheet to fund growth. At Dec. 31, 2009,the company had $253 million of total cash and cash equivalents, $187 million of debt and $600 million in committed bank facilities with over $470 million in unused capacity.

Outlook

Based on its results through the first quarter of the fiscal year, as well as its backlog, AECOM has reaffirmed its EPS outlook for fiscal year 2010 of $1.90 to $2.00.  “Looking ahead, we believe that AECOM is well positioned to benefit from stimulus spending on infrastructure as well as from the overall economic recovery,” said Burke.  “As such, we remain confident in our guidance for the full year.”

AECOM is hosting a conference call on Tuesday, Feb. 9, at 11 a.m. EST, during which management will make a brief presentation on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast at www.aecom.com.  The webcast will be available for replay following the call.  Those wishing to dial in to the call via telephone can do so at (866) 700-7173 or (617) 213-8838.  The participant passcode will be 39751985.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government.  With approximately 45,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 100 countries and had revenue of $6.1 billion during the 12-month period ended December 31, 2009.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM Technology Corporation

Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended
	December 31, 2009	December 31, 2008

Revenue	$1,480,784	$1,452,628
Other direct costs	518,458	562,038
Revenue, net of other direct costs (non-GAAP)	962,326	890,590
Cost of revenue, net of other direct costs	879,349	809,983
Gross profit	82,977	80,607

Equity in earnings of joint ventures	4,378	5,736
General and administrative expenses	21,865	17,246
Income from operations	65,490	69,097

Other income (expense)	1,704	(4,788)
Interest (expense), net	(975)	(3,598)
Income from continuing operations before income tax expense	66,219	60,711

Income tax expense	16,465	17,460

Income from continuing operations	49,754	43,251

Discontinued operations, net of tax	113	500

Net income	49,867	43,751

Noncontrolling interests in income of consolidated subsidiaries, net of tax	(4,085)	(2,846)

Net income attributable to AECOM	$45,782	$40,905

Net income allocation:
Preferred stock dividend	$35	$36
Net income available for common stockholders	45,747	40,869
Net income attributable to AECOM	$45,782	$40,905

Net income attributable to AECOM per share:
Basic
Continuing operations	$0.40	$0.39
Discontinued operations	—	—
	$0.40	$0.39

Diluted
Continuing operations	$0.40	$0.38
Discontinued operations	—	—
	$0.40	$0.38

Weighted average shares outstanding:
Basic	113,153	104,529
Diluted	114,498	106,620

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	December 31, 2009	September 30, 2009
Balance Sheet Information:
Cash and cash equivalents	$252,949	$290,777
Working capital	659,132	657,796
Working capital, net of cash and cash equivalents	406,183	367,019
Total debt	186,759	171,209
Total assets	3,833,525	3,789,881
Total stockholders’ equity	1,839,893	1,729,718

	Three Months Ended
	December 31, 2009	December 31, 2008
Cash Flow Information:
Net cash used in operating activities (includes discontinued operations)	$(34,573)	$(7,674)

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended December 31, 2009
Revenue	$1,204,439	$276,345	$—	$1,480,784
Other direct costs	320,598	197,860	—	518,458
Revenue, net of other direct costs (non-GAAP)	883,841	78,485	—	962,326
Cost of revenue, net of other direct costs	812,203	67,146	—	879,349
Gross profit	71,638	11,339	—	82,977
Gross profit as a % of revenue	5.9%	4.1%	—	5.6%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.1%	14.4%	—	8.6%
Equity in earnings of joint ventures	2,272	2,106	—	4,378
General and administrative expenses	—	—	21,865	21,865
Income from operations	$73,910	$13,445	$(21,865)	$65,490

Contracted backlog	5,434,423	544,256	—	5,978,679
Awarded backlog	3,562,220	469,232	—	4,031,452

Three Months Ended December 31, 2008
Revenue	$1,229,826	$222,802	$—	$1,452,628
Other direct costs	382,436	179,602	—	562,038
Revenue, net of other direct costs (non-GAAP)	847,390	43,200	—	890,590
Cost of revenue, net of other direct costs	774,063	35,920	—	809,983
Gross profit	73,327	7,280	—	80,607
Gross profit as a % of revenue	6.0%	3.3%	—	5.5%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.7%	16.9%	—	9.1%
Equity in earnings of joint ventures	2,977	2,759	—	5,736
General and administrative expenses	—	—	17,246	17,246
Income from operations	$76,304	$10,039	$(17,246)	$69,097

Contracted backlog	4,420,974	712,164	—	5,133,138
Awarded backlog	3,670,702	194,025	—	3,864,727